PMV Pharmaceuticals Reports Full Year 2023 Financial Results and Corporate Highlights

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Registrational, tumor-agnostic Phase 2 portion of PYNNACLE clinical trial of rezatapopt (PC14586), a first-in-class precision oncology investigational therapy in patients with advanced solid tumors with a TP53 Y220C mutation and KRAS wild-type, remains on track to initiate in Q1 2024

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Phase 1 analysis from the PYNNACLE Phase 1/2 study of rezatapopt in a subgroup of patients with advanced ovarian cancer harboring a TP53 Y220C mutation selected as a late-breaking oral presentation at 2024 SGO Annual Meeting on Women’s Cancer

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Updated Phase 1 PYNNACLE data presented at 2023 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics demonstrated responses across multiple tumor types with a confirmed overall response rate of 38% at the recommended Phase 2 dose of 2000 mg daily and a median duration of response of seven months in the intended Phase 2 population of TP53 Y220C and KRAS wild-type patients

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Cash, cash equivalents, and marketable securities of $228.6 million as of December 31, 2023; cost savings from January 2024 workforce reduction expected to extend cash runway to end of 2026

PRINCETON, N.J., February 29, 2024 - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided a corporate update.

“PMV continues to make significant progress with rezatapopt, a first-in-class precision oncology investigational therapy in patients with advanced solid tumors with a p53 Y220C mutation,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “Our registrational, tumor-agnostic Phase 2 clinical trial remains on track to initiate in the first quarter of this year.”

Dr. Mack added, “We have extended our cash runway to the end of 2026 by prioritizing the development of rezatapopt and refocusing our discovery research efforts. We look forward to advancing the rezatapopt clinical program to bring a much-needed new treatment option to patients.”

Full Year 2023 and Recent Corporate Highlights:

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Charles Baum, M.D., Ph.D., former Mirati Chief Executive Officer, appointed to serve as senior clinical advisor.

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Phase 1 analysis from the PYNNACLE Phase 1/2 study of rezatapopt in a subgroup of patients with advanced ovarian cancer harboring a TP53 Y220C mutation selected as a late-breaking oral presentation at the 2024 SGO Annual Meeting on Women's Cancer. The data will be presented on March 18, 2024 during the Scientific Plenary V Late-Breaking Abstract Session 2, from 2:30 PM – 3:45 PM PT.

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Prioritization of rezatapopt development and focused discovery research efforts resulted in a workforce reduction; cost savings expected to extend cash runway to end of 2026.

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Updated data from Phase 1 PYNNACLE clinical trial presented at the 2023 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics demonstrated responses across multiple tumor types with a median duration of response of seven months and a confirmed overall response rate of 38% at the Recommended Phase 2 dose (RP2D) of

2000 mg daily for the intended Phase 2 population of TP53 Y220C and KRAS wild-type patients.

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Concluded successful End-of-Phase 1 U.S. Food and Drug Administration (FDA) meeting with alignment on RP2D and key elements of single arm, tumor agnostic Phase 2 registrational portion of PYNNACLE study.

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Deepika Jalota, Pharm.D., Chief Development Officer, and Marc Fellous, M.D., Senior Vice President, Head of Clinical Development and Medical Affairs appointed to lead the rezatapopt clinical program.

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Promoted Michael Carulli to Chief Financial Officer and appointed Masha Poyurovsky, Ph.D., as Vice President of Biology.

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Initiated enrollment in the combination arm of the PYNNACLE study with rezatapopt and KEYTRUDA® (pembrolizumab).

Fiscal Year 2023 Financial Results

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As of December 31, 2023, PMV Pharma had $228.6 million in cash, cash equivalents, and marketable securities, compared to $243.5 million at December 31, 2022. Net cash used in operations was $55.7 million for the year ended December 31, 2023, compared to $63.8 million for the year ended December 31, 2022.

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Net loss for the year ended December 31, 2023, was $69.0 million compared to $73.3 million for the year ended December 31, 2022.

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Research and development (R&D) expenses were $55.9 million for the year ended December 31, 2023, compared to $52.0 million for the year ended December 31, 2022. The increase in R&D expenses was primarily related to increased headcount and clinical expenses for advancing rezatapopt, the Company’s lead drug candidate.

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General and administrative (G&A) expenses were $24.2 million for the year ended December 31, 2023, compared to $25.1 million for the year ended December 31, 2022. The decrease in G&A expenses was primarily due to facility-related costs now allocated to research as our new laboratory building in Princeton, NJ began operations.

KEYTRUDA (pembrolizumab) is a registered trademark of Merck Sharp & Dohme LLC., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology,

PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval on a tumor agnostic basis, expectations regarding timing and success of the Phase 2 portion of its current clinical trial for rezatapopt, and expectations with respect to our projected cash runway and the anticipated results of our recent organizational changes. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary, interim or expected results, the Company’s ability to fund operations, and the impact that any current or future global pandemic or geopolitical emergency may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 29, 2024, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Balance Sheets

(in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$37,706	$108,297
Restricted cash	822	822
Marketable securities, current	165,351	132,757
Prepaid expenses and other current assets	3,530	5,130
Total current assets	207,409	247,006
Property and equipment, net	10,666	10,955
Marketable securities, noncurrent	25,505	2,495
Right-of-use assets	8,382	9,539
Other assets	190	313
Total assets	$252,152	$270,308
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,237	$2,996
Accrued expenses	9,940	7,308
Operating lease liabilities, current	852	528
Total current liabilities	14,029	10,832
Operating lease liabilities, noncurrent	12,434	13,448
Total liabilities	26,463	24,280
Stockholders’ equity:
Additional paid-in capital	535,468	487,516
Accumulated deficit	(310,003)	(241,043)
Accumulated other comprehensive loss	224	(445)
Total stockholders' equity	225,689	246,028
Total liabilities and stockholders’ equity	$252,152	$270,308

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Operating expenses:
Research and development	$55,885	$51,988	$36,493
General and administrative	24,247	25,052	21,800
Total operating expenses	80,132	77,040	58,293
Loss from operations	(80,132)	(77,040)	(58,293)
Other income:
Interest income, net	11,171	3,627	449
Other income (expense), net	3	87	21
Total other income (expense)	11,174	3,714	470
Loss before provision (benefit) for income taxes	(68,958)	(73,326)	(57,823)
Provision (benefit) for income taxes	2	(9)	23
Net loss	(68,960)	(73,317)	(57,846)
Unrealized gain (loss) on available for sale investments, net of tax	635	(367)	(78)
Foreign currency translation gain	34	—	—
Total other comprehensive income (loss)	669	(367)	(78)
Total Comprehensive loss	$(68,291)	$(73,684)	$(57,924)
Net loss per share -- basic and diluted	$(1.44)	$(1.61)	$(1.28)
Weighted-average common shares outstanding	48,014,645	45,594,824	45,137,656

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com